EXHIBIT 1

Agreement of Joint Filing

In accordance with rule 13d-1 (f), promulgated under the Securities Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing on behalf of each of them of a Statement on Schedule 13D, and any amendments thereto, with respect to the shares of Telesp Celular Participaçoes, S.A., and that this Agreement may be included as an Exhibit to such filing.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

IN WITNESS WHEREOF, each of the undersigned hereby executes this Agreement as of June 26, 2003.

Telefónica, S.A.

By:  /s/    Antonio Alonso Ureba

Title:    General Counsel

Telefónica Móviles, S.A.

By:  /s/    Antonio Hornedo Muguiro

Title:    General Counsel